Exhibit 99.1

Encision’s 3Q Revenue Rises 17%

          BOULDER, Colo., Jan. 24 /PRNewswire-FirstCall/ -- Encision Inc.   (Amex: ECI), a medical device company with patented surgical technology  emerging as a standard of care in minimally-invasive surgery, announced  financial results for its third fiscal quarter ended December 31, 2004.

          For its third fiscal quarter, Encision’s revenues increased by 17% to   $2.1 million compared to $1.8 million for last year’s third fiscal quarter.  Net loss for the third fiscal quarter was $(143,000), or $(0.02) per share,  compared to net income of $3,000, or $0.00 per share, for last year’s third  fiscal quarter.  Gross profit as a percent of sales decreased to 56% in the  third fiscal quarter versus 59% in the third fiscal quarter of 2003.   Operating expenses for the third fiscal quarter this year increased by 26% to  $1.33 million compared to $1.06 million in the third fiscal quarter last year.

          The increase in operating expenses for the third fiscal quarter this year  compared to the third fiscal quarter last year was a result, primarily, of  compensation for increased sales employees, increased commissions as a result  of higher revenue, and compensation for additional engineers to support  development of refinements to the company’s product line.

          Jack Serino, President and CEO of Encision said, “During the third quarter  ended December 31, 2004, we continued to see a trend in increased revenues  from sales to new hospital customers and expanded sales in existing hospitals  as our network of direct and independent sales representatives became more  proficient.  We anticipate increased revenue for our full fiscal year that  ends March 31, 2005.”

          Encision Inc. designs, develops, manufactures and markets patented  surgical instruments that provide greater safety to patients undergoing  minimally-invasive surgery.  Based in Boulder, Colorado, the Company pioneered  the development of patented AEM(R) Laparoscopic Instruments to improve  electrosurgery and reduce the chance for patient injury in minimally invasive  surgery.

          In accordance with the safe harbor provisions of the Private Securities  Litigation Reform Act of 1995, the Company notes that statements in this press  release and elsewhere that look forward in time, which include everything  other than historical information, involve risks and uncertainties that may  cause actual results to differ materially from those indicated by the forward- looking statements.  Factors that could cause the Company’s actual results to  differ materially include, among others, its ability to increase revenues  through the Company’s distribution channels, insufficient quantity of new  account conversions, insufficient cash to fund operations, scale up production  to meet delivery obligations, delay in developing new products and receiving  FDA approval for such new products and other factors discussed in the  Company’s filings with the Securities and Exchange Commission.

          CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600,  mmchaffie@encision.com

ENCISION INC.
Condensed Balance Sheets
(Unaudited)

	December 31, 2004	March 31, 2004

Cash and cash equivalents	$1,287,000	$1,357,000
Total current assets	3,550,000	3,432,000
Total assets	3,985,000	3,884,000
Current liabilities	958,000	839,000
Shareholders’ equity	3,023,000	3,030,000
Total liabilities and shareholders’ equity	$3,985,000	$3,884,000

ENCISION INC.
Statements of Operations
(Unaudited)

	Three months ended December 31,

	2004	2003

Net revenue	$2,098,000	$1,791,000
Cost of revenue	914,000	732,000
Gross profit	1,184,000	1,059,000
Gross margin	56.4%	59.1%
Operating expenses	1,327,000	1,057,000
Operating (loss) income	(143,000)	2,000
Net (loss) income	$(143,000)	$3,000
Net (loss) income per Share	$(.02)	$.00

	Nine months ended December 31,

	2004	2003

Net revenue	$5,927,000	$5,373,000
Cost of revenue	2,532,000	2,237,000
Gross profit	3,395,000	3,136,000
Gross margin	57.3%	58.4%
Operating expenses	3,886,000	3,062,000
Operating (loss) income	(491,000)	74,000
Net (loss) income	$(491,000)	$70,000
Net (loss) income per Share	$(.08)	$.01

SOURCE  Encision Inc.
     -0-                              01/24/2005
     /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600,
mmchaffie@encision.com /
     (ECI)

CO:  Encision Inc.
ST:  Colorado
IN:  MTC BIO
SU:  ERN